Exhibit 99.1
        PRESS RELEASE

For Release:  Immediate
Contact:   Scott Monette
  314/877-7113

RALCORP HOLDINGS ANNOUNCES AGREEMENT TO
PURCHASE BAKERY CHEF, INC.

St. Louis, MO, November 12, 2003 . . . Ralcorp Holdings, Inc. (NYSE:RAH) today announced that it signed a definitive agreement to purchase Bakery Chef, Inc., a leading manufacturer of frozen griddle products (pancakes, waffles and French toast) and frozen pre-baked biscuits sold primarily in the food service channel. Bakery Chef also produces pre-baked frozen muffins, breads and rolls. Ralcorp has agreed to pay $287.5 million in cash for the company. Bakery Chef had net sales of $165 million for the year ended December 31, 2002. Based upon Bakery Chef’s 2002 results and Ralcorp’s initial assessment of Bakery Chef’s intangible asset valuation and related amortization, Ralcorp anticipates the transaction will immediately add $.25 to $.35 to diluted earnings per share on an annual basis.
The transaction is expected to close within thirty days, subject to customary conditions including the Hart-Scott-Rodino waiting period. Ralcorp will finance the acquisition primarily through borrowings under its existing $275 million revolving credit facility.
Bakery Chef will become a wholly owned subsidiary of Ralcorp and will operate as a platform for entry into the food service channel and frozen food segment. Bakery Chef’s headquarters will remain in Westmont (a suburb of Chicago), Illinois. Bakery Chef operates five manufacturing facilities and employs approximately 800 people.
Bakery Chef is currently owned by an investment group led by Wind Point Partners, a private equity investment firm, with offices in Chicago, Illinois and Southfield, Michigan.

Joe Micheletto, Vice Chairman of Ralcorp Holdings, Inc., said, “We are excited about the addition of Bakery Chef and its superior management team. Bakery Chef will allow Ralcorp to explore growth into the food service channel and frozen food segment.”
David L. Beré, President and Chief Executive Officer of Bakery Chef, said, “This acquisition enhances the Bakery Chef management team’s plans to continue growing and improving the business. We will continue to focus on our solid foundation: delivering superior levels of customer service, developing high quality new products, and improving manufacturing operations.”
Citigroup Global Markets Inc. served as exclusive financial adviser to Ralcorp in this transaction . Goldman, Sachs & Company acted as exclusive advisor to Bakery Chef and its owners.
Ralcorp produces a variety of store brand foods that are sold under the individual labels of various grocery, mass merchandise and drug store retailers. Ralcorp’s diversified product mix includes: ready-to-eat and hot cereals, crackers and cookies, snack nuts, chocolate candy, salad dressings, mayonnaise, peanut butter, jams and jellies, syrups, and various sauces. In addition, Ralcorp holds a 21.5 percent interest in Vail Resorts, Inc., the premier mountain resort operator in North America.
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NOTE: Information in this press release that includes information other than historical data contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements are sometimes identified by their use of terms and phrases such as “should,” “will,” “can,” “believes,” “could,” “likely,” “anticipates,” “intends,” “plans,” “expects,” or similar expressions. Any such forward-looking statements are made based on information currently known and are subject to various risks and uncertainties and are therefore qualified by the Company's cautionary statements contained in its filings with the Securities and Exchange Commission. In addition to such cautionary statements, Ralcorp will not achieve the anticipated benefits of the Bakery Chef acquisition if Ralcorp does not complete the acquisition; Bakery Chef’s results of operations decline or actual amounts of intangible values and related amortization differ from Ralcorp’s initial estimates.